Exhibit 10.7

CASIMIR CAPITAL LP
888 Seventh Avenue
New York, New York 10019

February 21, 2014

W. Brown Glenn Jr.

CEO & Director
Core Resource Management
1270 Hillcrest Road
Suite 750
Dallas, Texas 75230

Dear Mr. Glenn,

Casimir Capital LP (“Casimir” or the “Placement Agent”) is pleased to act as the exclusive placement agent for Core Resource Management. (“Core Resource Management”) (together with its affiliates and subsidiaries, hereby referred to as the “Company”) in connection with your proposed capital transaction.

1.	The Offering.

We understand you wish to raise up to fifty million dollars ($50,000,000) through a best efforts private placement in connection with one or more debt or equity financing to Institutional and Accredited Investors (the “Offering”). The Offering will be made in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and exemption from the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations. In that regard, Casimir may introduce the Company to accredited investors, which may include corporations, partnerships, mutual funds, hedge funds, investment partnerships, securities firms, lending and other institutions and entities, as well as select high net worth individuals (such parties being herein collectively “Casimir Introduced Parties”). For greater certainty it is understood that the parties listed on Schedule A attached hereto shall not be included in the definition of Casimir Introduced Parties. You understand that Casimir will use reasonable efforts with respect to the marketing of the Offering and that the actual terms of the Offering will depend on market conditions, and will be subject to due diligence and negotiation between the Company and prospective investors. Casimir is a registered securities dealer and member of the FINRA.

2.	Fees and Expenses.

Concurrently with any closing of the Offering during the Term, the Company will pay Casimir in connection with any Casimir Introduced Party, the following:

(a)	A cash fee equal to 4.9% of the gross proceeds received on the closing date(s) for any debt transaction

(b)	A cash fee equal to 8% of the gross proceeds received on the closing date(s) for any equity transaction

(c)
Broker warrants in the amount of 1% of the outstanding shares of the company post the proposed transaction. The warrants will be exercisable at the same price as the transaction and will be cashless and transferrable for a term of five years.

(d)	Reimbursement of legal and other reasonable fees incurred by Casimir in connection with the Offering.

3.	Term; Tail Rights.

(a)
The term of this agreement (“Term”) shall commence on the date hereof and shall continue for an initial term of twelve months (12); provided, however, either party may terminate this agreement at any time for convenience upon 10 calendar days written notice to the other party. Upon termination, Casimir will be entitled to receive any fees accruing prior to such termination (based only on securities actually placed and sold) and post termination (i.e., the “tail” provisions as provided in Section 3(b) below) and reasonable expenses incurred through the date of termination. In addition, upon expiration or termination of this Agreement, it is understood that Section 7. - Indemnification, Section 8. - Governing Law and Section 13. - Miscellaneous shall survive.

(b)
If during the twelve months following termination or expiration of this agreement (“Tail Period”), any Casimir Introduced Party purchases securities from the Company (or enters into an agreement during the Term to purchase securities from the Company which is consummated at anytime thereafter), the Company shall pay Casimir upon the receipt of such funds, a cash fee in the amount that would otherwise have been payable to Casimir had such transaction occurred during the Term in accordance with section 2.

4.	Right of First Refusal.

(a)
Casimir will have the right of first refusal to be the lead placement agent of any private offering undertaken by the Company in the United States for a period of one (1) year whichever is sooner. It is understood that if a third party broker-dealer provides the Company with written terms with respect to a future securities offering (“Written Offering Terms”), the Company shall promptly present same to Casimir. Casimir shall have ten (10) business days from its receipt of the Written Offering Terms in which to determine whether or not to accept such offer and, if Casimir refuses, and provided that such financing is consummated (a) with another placement agent or underwriter upon substantially the same terms and conditions as the Written Offering Terms and (b) within three months after the end of the aforesaid ten (10) business day period, this right of first refusal shall thereafter be forfeited and terminated; provided, however, if the financing is not consummated under the conditions of clauses (a) and (b) above, then the right of first refusal shall once again be reinstated under the same terms and conditions set forth in this paragraph.

5.	Representations, Warranties and Covenants.

(a)
You hereby authorize Casimir to transmit to the prospective purchasers of the securities material prepared by the Company with such exhibits and supplements as may from time to time be required or appropriate (collectively “Material”). The Company represents and warrants the Material (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made not misleading. The Company will advise Casimir immediately of the occurrence of any event or any other change known to the Company which results in the Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading.

(b)
You agree that you will enter into subscription agreements customary to transactions such as the Offering and which are in form and substance reasonably acceptable to the investors, subject to the approval of the agreements by the Company’s board of directors.

(c)
You understand and agree that Casimir’s obligations to commence the Private Placement may be subject to execution of a Placement Agency Agreement on customary terms and incorporating the principal terms hereof, subject to the approval of the agreements by the Company’s board of directors. In the absence of such Placement Agency Agreement, you agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any stock purchase agreement or subscription agreement that you execute with investors in the Offering. If requested by Casimir, the Company will, at the closing of the Offering, furnish Casimir with the same favorable opinion of its outside counsel as is furnished to the investors, addressed to Casimir or together with a letter from such counsel that Casimir may rely on its opinion as if directed to Casimir. In addition, at the closing of the Offering, the Company will provide Casimir with the same certificates of the officers of the Company as are furnished to the investors and such other certification, opinions and documents as Casimir or its counsel may deem appropriate, in form and substance satisfactory to Casimir and its counsel.

(d)	You also agree to provide us with due diligence materials as we request or copies of due diligence materials which are provided to investors in the Offering.

6.	No Conflict.

The Company represents, warrants and agrees, as of the date hereof, that: (i) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both, (A) violate any provisions of the Certificate of Incorporation or the Articles of the Company or (B) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto; (ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (iii) this Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and (iv) it has not engaged the services of any other broker, agent, advisor or finder in connection with corporate finance or investment banking services.

7.	Indemnification.

The Company and Casimir agree to the indemnification provisions set forth in Annex A. Said indemnification shall apply regardless of whether the proposed offering is consummated.

8.	Governing Law; Arbitration.

This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to JAMS, or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of Casimir and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator). The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec. 1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The Company and Casimir agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

9.	Information.

In connection with Casimir’s engagement, the Company will furnish, or cause to be furnished, to Casimir all data, material and other information reasonably requested by Casimir for the purposes of performing the services contemplated hereunder, subject to a non-disclosure agreement signed by Casimir and the Company if so requested. The Company represents and warrants to Casimir that any such information, any reports required by it to be filed by it with any state or federal authority and any other information supplied to Casimir or Investors by or on behalf of the Company in connection with the Offering will not contain any materially untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company agrees to use its reasonable efforts to cooperate with Casimir in connection with the provision of services by Casimir hereunder, including attendance or participation via phone by appropriate officers or principals of the Company (with reasonable notice and availability) for meetings coordinated by Casimir.

10.	Advice to the Board.

The Company acknowledges that any advice given by Casimir to you is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent, except as may be required by law or in connection with any action or proceeding under paragraph 8.

11.	Conflicting Engagements.

Nothing in this letter shall be construed to limit the ability of Casimir or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

12.	Independent Contractor.

In carrying out its responsibilities under this letter, the parties agree that Casimir shall be an independent contractor with complete supervision and control over its own activities, and shall have no right or authority to assume or create any obligation on behalf of the Company and Casimir’s engagement by the Company shall not create any partnership, joint venture or similar business relationship between the Company and Casimir. Casimir shall have no restrictions on its ability to provide services to companies other than the Company, except as stated herein. Casimir shall be under no obligation hereunder to make an independent appraisal of assets or investigation or inquiry as to any information regarding, or any representations of, Company and shall have no liability hereunder in regard thereto.

13.	Miscellaneous.

The parties acknowledge and agree that with respect to phrases contained herein such as “as a results of our efforts,” “introduced to the Company by Casimir” or similar language, such phrases are intended to include any person or entity, directly or indirectly introduced to the Company by the undersigned. Thus, to the extent that the Company consummates any part of the Offering with any person or entity, whose introduction to the Company can be traced back, directly or indirectly, to a person or entity who was originally introduced to the Company by Casimir or are persons or entities with which Casimir had otherwise had discussions or negotiations during the Term on behalf of the Company, Casimir is entitled to the compensation described herein.

This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties.

During the Term and the applicable tail periods referred to herein, the Company shall not negotiate, enter into or attempt to negotiate or enter into any agreement, covenant or understanding, written or oral, with any other person or entity, directly or indirectly, that could in any manner be construed to be inconsistent with this agreement or could undermine any of the rights or interests of Casimir in, under or in respect of this Agreement and agrees not to interfere with, circumvent, frustrate or otherwise impede in any manner the realization by Casimir of any of the objectives it seeks or benefits derived, or to be derived, from any of the foregoing.

The execution of this Agreement does not constitute a commitment by Casimir or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of Casimir with respect to securing any financing on behalf of the Company. The Company’s engagement of Casimir is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against Casimir or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. Casimir’s engagement by the Company is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against the Company or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties.

In the event that other services are required and/or transactions which are the result of Casimir’s efforts that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a reasonable level of compensation in such an eventuality.

The rights and obligations of either party under this Agreement may not be assigned or delegated by such party without the prior written consent of the other party (except by operation of law), and any other purported assignment or delegation shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. No material provision of this agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

We look forward to working with you and developing a long-term relationship with the Company.

Very truly yours,

CASIMIR CAPITAL LP

By:
Richard Sands, CEO & President

Confirmed and accepted as of
the 21st day of February , 2014
Core Resource Management

By:
W. Brown Glenn Jr., Director & CEO

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and hold harmless Casimir and its affiliates and their respective officers, directors, employees, agents and controlling persons (Casimir and each such person being an “Indemnified Party”), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the “Matters”) contemplated by the engagement letter of which this Annex A forms a part and the performance by Casimir of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from Casimir’s bad faith or negligence.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to, arising out of, or in connection with, any Matters, the engagement of Casimir pursuant to, or the performance by Casimir of the services contemplated by, the engagement letter, except to the extent any loss, claim, damage, liability if found in a final judgment by a court of competent jurisdiction to have resulted solely from Casimir’s bad faith or negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Casimir, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Casimir, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Casimir of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to Casimir under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Casimir under the engagement letter of which this Annex A is a part.

The Company agrees that it will not, without the prior written consent of Casimir, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not Casimir or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of Casimir and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If Casimir or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse Casimir for all reasonable expenses incurred in connection with such party’s appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of Casimir’s services thereunder.